Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2008 Second Quarter and Six Months; Affirms Fiscal 2008 Guidance

DALLAS (May 1, 2008)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2008 second quarter and six months ended March 31, 2008.

•	Fiscal 2008 second quarter net income was $111.5 million, or $1.24 per diluted share, compared with net income of $106.5 million, or $1.20 per diluted share, in the fiscal 2007 second quarter.

•

Regulated operations contributed $100.9 million of net income, or $1.12 per diluted share in the fiscal 2008 second quarter, compared with $89.6 million of net income, or $1.01 per diluted share in the same period last year.

•

Nonregulated operations contributed $10.6 million of net income in the fiscal 2008 second quarter, or $0.12 per diluted share, compared with $16.9 million of net income, or $0.19 per diluted share, in the prior year.

•	Atmos Energy affirms its fiscal 2008 earnings guidance of $1.95 to $2.05 per diluted share.

For the six months ended March 31, 2008, net income was $185.3 million, or $2.06 per diluted share, compared with net income of $187.8 million, or $2.18 per diluted share for the same period last year. Diluted earnings per share for the current six-month period fully reflect the effect of a 4.4 percent increase in weighted average diluted shares outstanding, primarily associated with the company’s December 2006 equity offering. For the current six-month period, the regulated operations contributed $150.9 million of net income, or $1.68 per diluted share, and the nonregulated operations contributed $34.4 million of net income, or $0.38 per diluted share.

“Our strategy of combining complementary regulated and nonregulated operations continues to drive results,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “Once again, our regulated operations benefited from regulatory enhancements that have further stabilized margins and provided accelerated recognition of capital expenditures in rates, which more than offset the anticipated decrease in our nonregulated operations as a result of reduced natural gas price volatility in the market,” Best said.

“As a result, we expect our earnings contributions to return to a more historical mix, with about 70 percent derived from the regulated businesses and about 30 percent from the nonregulated businesses. We remain confident that Atmos Energy is on track to meet our previously announced guidance for fiscal 2008 of earning between $1.95 and $2.05 per diluted share,” Best concluded.

Results for the 2008 Second Quarter Ended March 31, 2008

Natural gas distribution gross profit increased $11.3 million to $357.5 million for the fiscal 2008 second quarter, compared with $346.2 million in the prior-year quarter, before intersegment eliminations. This increase mainly reflects a net $13.4 million increase in rates in the company’s Mid-Tex, Louisiana, Tennessee, Missouri and Kentucky service areas.

Regulated transmission and storage gross profit increased $5.3 million to $51.4 million for the three months ended March 31, 2008, compared with $46.1 million for the three months ended March 31, 2007, before intersegment eliminations. This increase primarily reflects higher revenues resulting from the company’s 2006 filing under the Texas Gas Reliability Infrastructure Program (GRIP). Regulated transmission and storage gross profit also benefited from favorable market conditions that continue in the Barnett Shale and Carthage gas producing regions in Texas, resulting in a 21 percent increase in consolidated throughput and the realization of higher per-unit margins.

Natural gas marketing gross profit decreased $6.8 million to $16.3 million for the fiscal 2008 second quarter, compared with $23.1 million for the fiscal 2007 second quarter, before intersegment eliminations. This decrease primarily reflects a $50.0 million decrease in Atmos Energy Marketing’s (AEM) storage and trading activities, resulting from smaller gains earned from the settlement of financial positions combined with increased storage fees charged by third parties. Delivered gas margins increased $11.9 million, as a result of an 18 percent increase in consolidated sales volumes combined with capturing favorable gains due to the location of gas sold. Additionally, AEM’s unrealized losses decreased $31.3 million during the current quarter compared with the prior-year quarter, principally due to a narrowing of the spreads between the current cash prices and forward natural gas prices.

Pipeline, storage and other gross profit decreased $4.1 million to $9.7 million for the three months ended March 31, 2008, compared with $13.8 million for the same period last year, before intersegment eliminations. The decrease was largely due to lower realized margins from storage and asset optimization activities in a less volatile natural gas market, which creates less opportunity to capitalize on price fluctuations, partially offset by lower unrealized losses.

Consolidated operation and maintenance expense for the second quarter of fiscal 2008 was $120.1 million, compared with $111.9 million for the second quarter last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter increased $10.5 million, compared with the prior-year quarter. The increase primarily was due to higher pipeline maintenance, odorization, fuel and other administrative costs. The prior-year quarter expense was abnormally low due to $4.3 million of previously incurred operation and maintenance expenses related to Hurricane Katrina recovery efforts being reversed and deferred due to a Louisiana Public Service Commission’s decision to permit the recovery of these expenses from customers.

The provision for doubtful accounts decreased $2.3 million to $1.8 million for the three months ended March 31, 2008, compared with $4.1 million for the same period last year, as a result of increased collection efforts.

Results for the Six Months Ended March 31, 2008

Natural gas distribution gross profit increased $21.9 million to $630.7 million for the six months ended March 31, 2008, compared with $608.8 million in the prior-year period, before intersegment eliminations. This increase primarily reflects a net $22.8 million increase in rates in the company’s Mid-Tex, Louisiana, Tennessee, Missouri and Kentucky service areas.

Regulated transmission and storage gross profit increased $10.6 million to $96.5 million for the six months ended March 31, 2008, compared with $85.9 million for the same period last year, before intersegment eliminations. This increase reflects higher revenues resulting from the company’s 2006 GRIP filing, a 19 percent increase in consolidated throughput, primarily associated with increased production in the Barnett Shale and Carthage regions in Texas and higher per-unit margins earned due to greater demand.

Natural gas marketing gross profit decreased $23.9 million to $62.3 million for the fiscal 2008 six-month period, compared with $86.2 million for the prior-year period, before intersegment eliminations. This decrease primarily reflects a $44.7 million decrease in AEM’s storage and trading activities, primarily attributable to smaller gains earned from the settlement of financial positions combined with increased storage fees charged by third parties. Delivered gas margins increased $10.0 million as a result of a 21 percent increase in consolidated sales volumes combined with capturing favorable gains due to the location of gas sold. Additionally, unrealized losses decreased $10.8 million period over period, principally due to a narrowing of the spreads between the current cash prices and forward natural gas prices.

Pipeline, storage and other gross profit decreased $9.3 million to $15.7 million for the six months ended March 31, 2008, compared with $25.0 million for the six months ended March 31, 2007, before intersegment eliminations. The decrease primarily was due to lower realized margins from storage and asset optimization activities in a less volatile natural gas market, which creates less opportunity to capitalize on price fluctuations along with lower unrealized margins.

Consolidated operation and maintenance expense for the six months ended March 31, 2008, was $241.2 million, compared with $227.2 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current six months was $234.8 million, compared with $216.4 million for the prior-year period. The $18.4 million increase was mainly due to higher pipeline maintenance, odorization, fuel and other administrative costs. Additionally, the increase reflects the aforementioned absence in the current period of the hurricane expense recovery reflected in the prior-year period.

The provision for doubtful accounts was $6.4 million for the six months ended March 31, 2008, compared with $10.8 million for the same period last year. The $4.4 million decrease reflects the effect of increased customer collection efforts.

Interest charges for the six months ended March 31, 2008, were $70.3 million, compared with $74.8 million for the six months ended March 31, 2007. The $4.5 million period-over-period decrease primarily was due to lower average short-term debt balances experienced in the current period.

The capitalization ratio at March 31, 2008, was 50.0 percent, compared with 53.7 percent at September 30, 2007, and 51.9 percent at March 31, 2007. No short-term debt was outstanding as of March 31, 2008 and March 31, 2007, while short-term debt was $150.6 million at September 30, 2007.

For the six months ended March 31, 2008, operating activities provided cash of $479.2 million, compared with $511.9 million for the six months ended March 31, 2007. Period over period, the decrease in operating cash flow primarily reflects an increase in cash required to collateralize risk management accounts as of March 31, 2008, coupled with net unfavorable changes in various working capital items.

Capital expenditures increased to $198.7 million for the six months ended March 31, 2008, compared with $172.8 million for the same period last year. The $25.9 million increase principally reflects spending in the Mid-Tex Division for the replacement of mains and for the company’s new automated metering initiative in its natural gas distribution business.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to project fiscal 2008 earnings to be in the range of $1.95 to $2.05 per diluted share, excluding any material mark-to-market impact, with capital expenditures expected to range from $450 million to $465 million. Major assumptions underlying the earnings projection include a reduced contribution from the natural gas marketing segment due to less volatility in natural gas prices, continued successful execution of the rate strategy in the natural gas distribution segment, an average annual short-term interest rate of 6.5 percent and no material acquisitions. However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2008, and changes in events or other circumstances that the company cannot currently anticipate or predict could result in earnings for fiscal 2008 that are significantly above or below this outlook.

Conference Call to be Webcast May 2, 2008

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2008 second quarter and first six months on Friday, May 2, 2008, at 10 a.m. EDT. The telephone number is 800-240-4186. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, regulated operations; Mark Johnson, senior vice president, nonregulated operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development and treasurer; and Susan Giles, vice president, investor relations.

Highlights and Recent Developments

Mid-Tex Division Rate Case Update

On February 13, 2008, Atmos Energy announced that it had entered into a settlement agreement with the Atmos Texas Municipalities (ATM), representing 49 cities located in the division. The terms of this agreement were subsequently adopted by the cities comprising the Atmos Cities Steering Committee (ACSC), which had reached an earlier settlement with the company in January 2008. All remaining cities in the division, other than the City of Dallas, have agreed to the terms of the settlement reached with ATM. In late March 2008, hearings were conducted at the Railroad Commission of Texas (RRC) on the rate case with the City of Dallas. The RRC subsequently ordered mediation, which was scheduled for today, in an attempt to reach a settlement with the City of Dallas. Meanwhile, a proposal for decision from the RRC is expected in May 2008, with a final order expected in June 2008.

Effective April 1, 2008, the Mid-Tex Division implemented new rates for the cities that had agreed to the settlement, which is equivalent to an approximate $10 million increase in rates on a systemwide basis. Additionally, on April 14, 2008, the Mid-Tex Division filed its first rate adjustment of $33.5 million under the rate review mechanism contained in the ATM settlement agreement. Pending the settling cities’ review and approval, the rate adjustment will be reflected in rates effective October 1, 2008.

Park City Gathering Project

During the fiscal 2008 second quarter, Atmos Pipeline and Storage, LLC completed construction on a 23-mile low-pressure natural gas gathering system northeast of Bowling Green, Kentucky. Final testing is under way with operational startup expected in early May 2008.

AEM $580 Million Uncommitted Demand Credit Facility Renewal

In March 2008, Atmos Energy Marketing, LLC, renewed its $580 million uncommitted demand credit facility to extend the term of the facility for an additional 12 months to March 31, 2009, on substantially similar terms.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and in the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2007. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Percentage Change
(000s except per share)	2008	2007

Gross Profit:
Natural gas distribution segment	$357,524	$346,246	3%
Regulated transmission and storage segment	51,440	46,068	2%
Natural gas marketing segment	16,332	23,053	(29)%
Pipeline, storage and other segment	9,684	13,848	(30)%
Intersegment eliminations	(586)	(529)	(11)%

Gross profit	434,394	428,686	1%

Operation and maintenance expense	120,053	111,862	7%
Depreciation and amortization	48,790	51,066	(4)%
Taxes, other than income	54,408	56,746	(4)%

Total operating expenses	223,251	219,674	2%

Operating income	211,143	209,012	1%

Miscellaneous income	1,467	1,838	(20)%
Interest charges	33,516	35,262	(5)%

Income before income taxes	179,094	175,588	2%
Income tax expense	67,560	69,083	(2)%

Net income	$111,534	$106,505	5%

Basic net income per share	$1.25	$1.21
Diluted net income per share	$1.24	$1.20

Cash dividends per share	$.325	$.320

Weighted average shares outstanding:
Basic	89,314	88,078
Diluted	89,990	88,735

	Three Months Ended March 31		Percentage Change
Summary Net Income by Segment (000s)	2008	2007

Natural gas distribution	$85,656	$76,320	12%
Regulated transmission and storage	15,224	13,273	15%
Natural gas marketing	5,279	11,031	(52)%
Pipeline, storage and other	5,375	5,881	(9)%

Consolidated net income	$111,534	$106,505	5%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31		Percentage Change
(000s except per share)	2008	2007

Gross Profit:
Natural gas distribution segment	$630,724	$608,814	4%
Regulated transmission and storage segment	96,486	85,940	12%
Natural gas marketing segment	62,295	86,187	(28)%
Pipeline, storage and other segment	15,682	24,956	(37)%
Intersegment eliminations	(1,155)	(1,619)	29%

Gross profit	804,032	804,278	— %

Operation and maintenance expense	241,242	227,232	6%
Depreciation and amortization	97,303	100,061	(3)%
Taxes, other than income	95,835	96,813	(1)%

Total operating expenses	434,380	424,106	2%

Operating income	369,652	380,172	(3)%

Miscellaneous income	1,374	3,417	(60)%
Interest charges	70,333	74,794	(6)%

Income before income taxes	300,693	308,795	(3)%
Income tax expense	115,356	121,029	(5)%

Net income	$185,337	$187,766	(1)%

Basic net income per share	$2.08	$2.20
Diluted net income per share	$2.06	$2.18

Cash dividends per share	$.65	$.64

Weighted average shares outstanding:
Basic	89,133	85,404
Diluted	89,817	86,061

	Six Months Ended March 31		Percentage Change
Summary Net Income by Segment (000s)	2008	2007

Natural gas distribution	$125,820	$108,154	16%
Regulated transmission and storage	25,071	22,924	9%
Natural gas marketing	25,879	45,978	(44)%
Pipeline, storage and other	8,567	10,710	(20)%

Consolidated net income	$185,337	$187,766	(1)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31, 2008	September 30, 2007
(000s)

Net property, plant and equipment	$3,948,866	$3,836,836

Cash and cash equivalents	139,636	60,725
Cash held on deposit in margin account	29,591	—
Accounts receivable, net	805,940	380,133
Gas stored underground	421,980	515,128
Other current assets	95,567	112,909

Total current assets	1,492,714	1,068,895

Goodwill and intangible assets	737,380	737,692
Deferred charges and other assets	242,034	253,494

	$6,420,994	$5,896,917

Shareholders’ equity	$2,125,993	$1,965,754
Long-term debt	2,119,696	2,126,315

Total capitalization	4,245,689	4,092,069

Accounts payable and accrued liabilities	809,140	355,255
Other current liabilities	408,575	409,993
Short-term debt	—	150,599
Current maturities of long-term debt	8,453	3,831

Total current liabilities	1,226,168	919,678

Deferred income taxes	420,232	370,569
Deferred credits and other liabilities	528,905	514,601

	$6,420,994	$5,896,917

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2008	2007

Cash flows from operating activities

Net income	$185,337	$187,766
Depreciation and amortization	97,370	100,179
Deferred income taxes	72,277	72,755
Changes in assets and liabilities	117,355	141,755
Other	6,853	9,472

Net cash provided by operating activities	479,192	511,927

Cash flows from investing activities

Capital expenditures	(198,722)	(172,792)
Other, net	(3,132)	(3,749)

Net cash used in investing activities	(201,854)	(176,541)

Cash flows from financing activities

Net decrease in short-term debt	(150,582)	(382,416)
Repayment of long-term debt	(2,253)	(2,206)
Cash dividends paid	(58,431)	(54,640)
Net proceeds from equity offering	—	191,913
Issuance of common stock	12,839	12,428

Net cash used in financing activities	(198,427)	(234,921)

Net increase in cash and cash equivalents	78,911	100,465
Cash and cash equivalents at beginning of period	60,725	75,815

Cash and cash equivalents at end of period	$139,636	$176,280

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2008	2007	2008	2007
Consolidated natural gas distribution throughput (MMcf as metered)	175,298	173,423	293,814	292,517
Consolidated regulated transmission and storage transportation volumes (MMcf)	141,108	116,995	277,308	233,808
Consolidated natural gas marketing sales volumes (MMcf)	120,023	101,386	216,229	178,912
Natural gas distribution meters in service	3,221,195	3,218,678	3,221,195	3,218,678
Natural gas distribution average cost of gas	$8.59	$8.33	$8.26	$8.25
Natural gas marketing net physical position (Bcf)	20.7	19.6	20.7	19.6

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